Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (No. 333-223070) on Form S-8, the Registration Statement (No. 333-197152) on Form S-8, the Registration Statement (No. 333-222550) on Form S-3, the Registration Statement (No. 333-215312) on Form S-3, the Registration Statement (No. 333-206676) on Form S-3, the Registration Statement (No. 333-219886) on Form S-4, and the Registration Statement (No. 333-209440) on Form S-4 of Carolina Financial Corporation of our report dated March 16, 2018, relating to our audit of the consolidated financial statements of Carolina Financial Corporation and Subsidiaries, which appear in this Annual Report on Form 10-K of Carolina Financial Corporation for the year ended December 31, 2017.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 16, 2018

200 East Broad Street, Suite 500, P.O. Box 6286, Greenville, SC 29606-6286
Phone: 864.242.3370 Fax: 864.232.7161 www.elliottdavis.com